Exhibit 23.3

June 8, 2011

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form F-4 of Postmedia Network Inc. and Postmedia Network Canada Corp. of our report dated March 9, 2011, except as to Note 23 which is as of May 20, 2011, relating to the financial statements of Postmedia Network Canada Corp. which appear in such Registration Statement. In addition, we consent to the use in this Registration Statement of our reports dated March 9, 2011 related to the financial statements of Canwest Limited Partnership which appear in such Registration Statement. We also consent to the reference to us under the headings “Summary Historical and Pro Forma Financial and Other Data” in the Summary section, “Selected Historical Financial and Other Data” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Chartered Accountants

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.